Bennett Jones LLP 2500 Park Place 666 Burrard Street Vancouver, British Columbia V6C 2X8 Canada T: 604.891.7500 F: 604.891.5100

December 1, 2022

First Majestic Silver Corp.
925 West Georgia Street, Suite 1800

Vancouver, British Columbia

V6C 3L2

Dear Sirs/Mesdames:

Re: First Majestic Silver Corp. - Post-Effective Amendment No. 1 to Registration Statement on Form S-8

We are Canadian counsel to First Majestic Silver Corp., a British Columbia corporation (the "Company"), in connection with a Post-Effective Amendment No. 1 to a Registration Statement on Form S-8 (the "Form S-8 Amendment") under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), which the Company is filing with the U.S. Securities and Exchange Commission (the "Commission") with respect to certain common shares (the "Shares") without par value in the capital of the Company, issuable pursuant to the Company's long-term incentive plan dated as of May 26, 2022 (the "Plan"), such Shares having originally been authorized for issuance under the Company's amended and restated long-term incentive plan dated as of May 27, 2021 (the "Prior Plan"). The maximum number of such Shares being 15,771,115, all as further described in the "Explanatory Note" to the Form S-8 Amendment.

This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

For the purposes of the opinions expressed below, we have examined such statutes, regulations, public and corporate records and other documents and have made such investigations and considered such questions of law as we have considered necessary as a basis for the opinions hereinafter expressed. We have also examined the Form S-8 Amendment and the Plan, which has been filed with the Commission as an exhibit to the Form S-8 Amendment. We have relied on a certificate of an officer of the Company as to various questions of fact material to our opinion that we have not verified independently.

In all such examinations, we have assumed the genuineness of all signatures and the authority and legal capacity of all persons signing documents reviewed by us, the authenticity of all documents submitted to us as originals and the completeness and conformity to authentic original documents of all documents submitted to us as true, certified or notarial copies or as reproductions (including documents received by electronic communication), all documents submitted to us have been executed in the form reviewed by us and have not been amended or modified since the date they were submitted to us, by written or oral agreement or by conduct of the parties thereto, or otherwise, and the truthfulness and accuracy of all certificates of public officials and officers of the Company.

We are solicitors qualified to practice law in British Columbia and we express no opinion as to any laws or any matters governed by any laws other than the laws of British Columbia and the federal laws of Canada applicable therein. The opinions expressed herein are given as at the date hereof and are based upon, and subject to, legislation and regulations in effect as of the date hereof and the facts as of the date hereof. We specifically disclaim any obligation, and make no undertaking to supplement our opinions herein, as changes in the law occur and facts come to our attention that could affect such opinions, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued from time to time, pursuant to the Plan, including (i) upon the due exercise of options in accordance with the terms of the Plan and the terms and conditions of any agreement governing any such options, including the payment of any exercise price applicable thereto, and (ii) upon the settlement of restricted share units and performance share units in accordance with the terms thereof and the terms of the Plan, will be validly issued by the Company as fully paid and non-assessable common shares in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Form S-8 Amendment. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is for the benefit of the addressee in connection with the transaction to which it relates, and may not be relied upon, used, or quoted from or referred to in any other documents, by any other person or for any other purpose without our express written consent.

Yours truly,

/s/ BENNETT JONES LLP

BENNETT JONES LLP